Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the CFO Inducement Non-Statutory Stock Option Agreement of our report dated March 11, 2016, with respect to the consolidated financial statements of StarTek, Inc. included in the Annual Report (Form 10-K) of StarTek, Inc. for the year ended December 31, 2015.

/s/ EKS&H LLLP

Denver, Colorado
August 9, 2016